Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated May 3, 2005 relating to the financial statements of Société de Mines de Morila SA, which appears in Randgold Limited's Annual Report on Form 20-F/A for the year ended December 31, 2004. We also consent to the reference to us under the heading "Experts" in such Registration Statement No. 333-127711 of Randgold Resources Limited, which was declared effective on October 27, 2005 and is incorporated by reference into this Registration Statement on Form F-3 .

/S/PRICEWATERHOUSECOOPERS INC.
PRICEWATERHOUSECOOPERS INC.

Chartered Accountants (SA)
Registered Accountants and Auditors
Johannesburg, South Africa
October 31, 2005